News Release

For Immediate Release:	For More Information,
July 26, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $7.6 million, or $0.37 per diluted common share, for the three months ended June 30, 2016, an increase of 25.7% compared to the $6.0 million, or $0.30 per diluted common share, recorded in the second quarter of 2015.

For the six months ended June 30, 2016, the Company recorded net income available to common shareholders of $14.4 million, or $0.70 per diluted common share, an increase of 12.2% compared to the $12.8 million, or $0.63 per common share, for the six months ended June 30, 2015. The higher earnings were primarily related to increased interest income resulting from loan growth and lower provisions for loan losses.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2016 amounted to $31.5 million, a 6.5% increase from the $29.6 million recorded in the second quarter of 2015. Net interest income for the first six months of 2016 amounted to $61.7 million, a 4.1% increase from the $59.3 million recorded in the comparable period of 2015. The increases were primarily due to growth in the Company’s loans outstanding and higher yields realized on investment securities.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the second quarter of 2016 was 4.21% compared to 4.15% for the second quarter of 2015. The higher margin was primarily due to higher amounts of discount accretion on loans purchased in failed-bank acquisitions – see additional discussion below. Additionally, in the second quarter of 2016, the Company realized $332,000 in previously foregone interest related to the pay off of two loans that had been on nonaccrual basis. For the six month period ended June 30, 2016, the Company’s net interest margin was 4.14% compared to 4.17% for the same period in 2015. The lower margin was primarily due to lower loan yields, which have been impacted by the continued low interest rate environment. As shown in the accompanying tables, loan discount accretion amounted to $1.7 million in the second quarter of 2016, compared to $1.1 million in the second quarter of 2015. For both the first six months of 2016 and 2015, loan discount accretion amounted to $2.7 million.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin has remained stable, amounting to 3.99% for both the second quarters of 2016 and 2015. While the Company’s net interest margin has experienced compression due to lower loan yields, the compression was offset during the quarter by higher yields on investment securities and the aforementioned realization of previously foregone interest income. See the Financial Summary for a table that presents the impact of loan discount accretion that affects net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

Provision for Loan Losses and Asset Quality

The Company recorded a total negative provision for loan losses (reduction of the allowance for loan losses) of $0.3 million in the second quarter of 2016 compared to a total provision for loan losses of $0.8 million in the second quarter of 2015. For the six months ended June 30, 2016, the Company recorded a total negative provision for loan losses of $23,000 compared to a total provision for loan losses of $0.7 million in the same period of 2015. As discussed below, the Company records provisions for loan losses related to both non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $0.5 million in the second quarter of 2016 compared to $1.0 million in the second quarter of 2015. The lower provision in 2016 primarily resulted from improved asset quality, including lower net loan charge-offs and a decline in nonperforming assets. For the first six months of 2016, the provision for loan losses on non-covered loans amounted to $2.1 million compared to $1.1 million for the same period of 2015. In 2015, a prolonged period of stable and improving loan quality trends resulted in a minimal amount of provision for loan losses that was needed to adjust the Company’s allowance for loan losses to the appropriate amount.

The Company recorded a negative provision for loan losses on covered loans (reduction of allowance for loan losses) of $0.8 million in the second quarter of 2016 compared to a $0.2 million negative provision for loan losses in the second quarter of 2015. For the six months ended June 30, 2016, the Company recorded a negative provision for loan losses on covered loans of $2.1 million compared to a $0.4 million negative provision for loan losses in the comparable period of 2015. The increase in the negative provisions in 2016 resulted primarily from higher net loan recoveries (recoveries, net of charge-offs) realized during the period.

Total non-covered nonperforming assets amounted to $69.8 million at June 30, 2016 (2.06% of total non-covered assets), which includes the impact of the April 1, 2016 transfer of $4.0 million in nonperforming assets from covered status to non-covered status upon the scheduled expiration of a loss share agreement with the FDIC associated with those assets. Total non-covered nonperforming assets amounted to $77.2 million at December 31, 2015 (2.37% of total non-covered assets), and $86.1 million at June 30, 2015 (2.78% of total non-covered assets). The decline in non-covered nonperforming assets is primarily due to on-going resolution of nonperforming assets and improving credit quality.

Total covered nonperforming assets also declined over the past year, amounting to $8.0 million at June 30, 2016, $12.1 million at December 31, 2015, and $13.2 million at June 30, 2015. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located. Also, as discussed in the preceding paragraph, on April 1, 2016, the Company transferred $4.0 million in nonperforming assets from covered status to non-covered status upon the expiration of a loss share agreement.

Noninterest Income

Total noninterest income was $5.9 million and $5.0 million for the three months ended June 30, 2016 and June 30, 2015, respectively. For the six months ended June 30, 3016, noninterest income amounted to $10.9 million compared to $9.5 million for the six months ended June 30, 2015.

Core noninterest income for the second quarter of 2016 was $8.2 million, an increase of 10.1% from the $7.4 million reported for the second quarter of 2015. For the first six months of 2016, core noninterest income amounted to $15.5 million, a 6.2% increase from the $14.6 million recorded in the comparable period of 2015. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, v) SBA consulting fees, and vi) bank-owned life insurance income. The primary reason for the increase in core noninterest income was the addition of SBA consulting fees during the second quarter of 2016. On May 5, 2016, the Company completed the acquisition of a firm that specializes in consulting with financial institutions across the country related to Small Business Administration (“SBA”) loan origination and servicing. The Company recorded $0.7 million in SBA consulting fees from the date of the acquisition through June 30, 2016.

In 2016, the Company has also experienced an increase in commissions from financial product sales, which includes property and casualty insurance commissions. Property and casualty insurance commissions have increased due to the Company’s January 1, 2016 acquisition of Bankingport, Inc., an insurance agency located in Sanford, North Carolina.

Fees from presold mortgages declined to $0.4 million for the second quarter of 2016 from $0.7 million in the second quarter of 2015. For the first half of 2016, fees from presold mortgages declined to $0.8 million from the $1.5 million recorded in the comparable period of 2015. These declines were due to fewer mortgage loan originations.

Noncore components of noninterest income resulted in a net decrease to income of $2.3 million in the second quarter of 2016 compared to a net decrease to income of $2.4 million in the second quarter of 2015. For the six months ended June 30, 2016 and 2015, the Company recorded net decreases to income of $4.6 million and $5.1 million, respectively, related to noncore components of noninterest income.

Noninterest Expenses

Noninterest expenses amounted to $26.1 million in the second quarter of 2016 compared to $24.3 million recorded in the second quarter of 2015. Noninterest expenses for the six months ended June 30, 2016 amounted to $50.9 million compared to $48.0 million recorded in the first half of 2015.

Salaries expense increased to $12.6 million in the second quarter of 2016 from the $11.6 million recorded in the second quarter of 2015. Salaries expense for the first half of 2016 amounted to $24.0 million compared to $23.1 million in 2015. The primary reason for increases in salaries expense is due to the aforementioned 2016 acquisitions of an insurance agency and an SBA consulting firm.

Employee benefits expense was $2.6 million in the second quarter of 2016 compared to $2.3 million in the second quarter of 2015. For the first six months of 2016, employee benefits expense amounted to $5.3 million compared to $4.5 million for the same period of 2015. The increases were primarily the result of a $0.1 million and a $0.5 million increase in employee health insurance expense during the three and six months ended June 30, 2016. The Company is self-insured for health care expense and has experienced unfavorable claim levels in 2016. Another factor impacting the increases is the acquisitions discussed above.

Merger and acquisition expenses amounted to $0.5 million and $0.7 million for the three and six months ended June 30, 2016, respectively, compared to none in the comparable periods in 2015.

Balance Sheet and Capital

Total assets at June 30, 2016 amounted to $3.5 billion, a 7.9% increase from a year earlier. Total loans at June 30, 2016 amounted to $2.6 billion, a 7.7% increase from a year earlier, and total deposits amounted to $2.9 billion at June 30, 2016, an 8.3% increase from a year earlier.

Non-covered loans increased to $2.52 billion at June 30, 2016, reflecting growth of $220.8 million, or 9.6% from June 30, 2015, as a result of ongoing internal initiatives to drive loan growth. Included in this increase is the reclassification of $17.7 million in loans from covered status to non-covered status in connection with the April 1, 2016 expiration of a loss share agreement. Loans covered by FDIC loss share agreements declined 31.1% over the past year and are expected to continue to decline as those loans continue to pay down.

The increase in total deposits at June 30, 2016 compared to June 30, 2015 was primarily due to increases in checking, money market and savings accounts, which increased in total by $252.1 million, or 13.1%, over the past year. Those increases were partially offset by net decreases in time deposits, which declined a total of $33.2 million, or 4.6%, over the past year. Time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category benefitted the Company’s overall cost of funds.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at June 30, 2016 of 14.10% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.18% at June 30, 2016, a decrease of six basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “Today’s earnings report reflects another strong quarter for our company. We experienced good growth in earnings, loans, and deposits, and asset quality trends are favorable. Our 2016 acquisitions of an insurance agency and a loan consulting firm are expected to diversify our sources of revenue, and our recently completed branch exchange and the pending acquisition of Carolina Bank Holdings continue our expansion into larger markets.” Mr. Moore continued, “We thank our customers for the opportunity to be of service.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On July 15, 2016, the Company completed the exchange of its seven First Bank branches located in Virginia to First Community Bank in return for six of that bank’s branches located in North Carolina. Four of the six branches acquired were in Winston-Salem, with the other two branches being in the Charlotte-metro markets of Mooresville and Huntersville.

•	On June 21, 2016, the Company announced that it had reached an agreement to acquire Carolina Bank Holdings, Inc. headquartered in Greensboro, North Carolina. The merger consideration is a combination of cash and stock, with each share of Carolina Bank Holdings stock being exchanged for either $20.00 in cash or 1.002 shares of First Bancorp stock, subject to the total consideration being 75% stock / 25% cash. This transaction is subject to regulatory approval and is expected to be completed during the fourth quarter of 2016 or first quarter of 2017.

•	On June 15, 2016, the Company announced a quarterly cash dividend of $0.08 cents per share payable on July 25, 2016 to shareholders of record on June 30, 2016. This is the same dividend rate as the Company declared in the second quarter of 2015.

Note Regarding Components of Earnings

The Company’s results of operations are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $3.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 87 branches in North Carolina and South Carolina. First Bank also has loan production offices in the North Carolina cities of Charlotte, Greensboro, Greenville, and Raleigh. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

Additional Information About the Proposed Transaction WITH CAROLINA BANK and Where to Find It

This communication includes statements made in respect of the proposed transaction involving First Bancorp and Carolina Bank Holdings, Inc. (“Carolina Bank”).  This material is not a solicitation of any vote or approval of Carolina Bank’s shareholders and is not a substitute for the proxy statement/prospectus or any other documents which First Bancorp and Carolina Bank may send to their respective shareholders in connection with the proposed merger.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, First Bancorp intends to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Carolina Bank and a prospectus of First Bancorp, as well as other relevant documents concerning the proposed transaction.  Investors and security holders are also urged to carefully review and consider each of First Bancorp’s and Carolina Bank’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. Both Carolina Bank and First Bancorp will mail the joint proxy statement/prospectus to the shareholders of Carolina Bank. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF CAROLINA BANK ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about First Bancorp and Carolina Bank at the SEC’s website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by First Bancorp on its website at http://www.localfirstbank.com and by Carolina Bank on its website at http://www.carolinabank.com.

First Bancorp, Carolina Bank and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Carolina Bank’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of First Bancorp and their ownership of First Bancorp common stock is set forth in the proxy statement for First Bancorp’s 2016 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 4, 2016. Information about the directors and executive officers of Carolina Bank and their ownership of Carolina Bank’s common stock is set forth in the proxy statement for Carolina Bank Holdings, Inc.’s 2016 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 5, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2016	2015	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$30,809	28,953
Interest on investment securities	2,393	2,121
Other interest income	177	186
Total interest income	33,379	31,260	6.8%
Interest expense
Interest on deposits	1,286	1,340
Interest on borrowings	555	315
Total interest expense	1,841	1,655	11.2%
Net interest income	31,538	29,605	6.5%
Provision for loan losses – non-covered loans	489	1,001
Provision (reversal) for loan losses – covered loans	(770)	(160)
Total provision (reversal) for loan losses	(281)	841	n/m
Net interest income after provision for loan losses	31,819	28,764	10.6%
Noninterest income
Service charges on deposit accounts	2,565	2,881
Other service charges, commissions, and fees	3,043	2,771
Fees from presold mortgages	410	731
Commissions from financial product sales	937	665
SBA consulting fees	720	—
Bank-owned life insurance income	504	383
Foreclosed property gains (losses) – non-covered	(556)	(580)
Foreclosed property gains (losses) – covered	423	254
FDIC indemnification asset income (expense), net	(2,178)	(1,828)
Securities gains (losses)	—	—
Other gains (losses)	51	(273)
Total noninterest income	5,919	5,004	18.3%
Noninterest expenses
Salaries expense	12,560	11,581
Employee benefit expense	2,578	2,298
Occupancy and equipment expense	2,762	2,761
Merger and acquisition expenses	485	—
Intangibles amortization	261	180
Other operating expenses	7,501	7,480
Total noninterest expenses	26,147	24,300	7.6%
Income before income taxes	11,591	9,468	22.4%
Income taxes	3,952	3,224	22.6%
Net income	7,639	6,244	22.3%

Preferred stock dividends	(59)	(212)

Net income available to common shareholders	$7,580	6,032	25.7%

Earnings per common share – basic	$0.38	0.30	26.7%
Earnings per common share – diluted	0.37	0.30	23.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,538	29,605
Tax-equivalent adjustment (1)	517	402
Net interest income, tax-equivalent	$32,055	30,007	6.8%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2016	2015	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$60,382	58,394
Interest on investment securities	4,661	3,943
Other interest income	399	381
Total interest income	65,442	62,718	4.3%
Interest expense
Interest on deposits	2,606	2,798
Other, primarily borrowings	1,103	612
Total interest expense	3,709	3,410	8.8%
Net interest income	61,733	59,308	4.1%
Provision for loan losses – non-covered loans	2,109	1,105	90.9%
Provision (reversal) for loan losses – covered loans	(2,132)	(428)	n/m
Total provision (reversal) for loan losses	(23)	677	n/m
Net interest income after provision for loan losses	61,756	58,631	5.3%
Noninterest income
Service charges on deposit accounts	5,250	5,773
Other service charges, commissions, and fees	5,873	5,313
Fees from presold mortgages	781	1,539
Commissions from financial product sales	1,875	1,226
SBA Consulting Fees	720	—
Bank-owned life insurance income	1,012	754
Foreclosed property gains (losses) – non-covered	(793)	(1,075)
Foreclosed property gains (losses) – covered	870	492
FDIC indemnification asset income (expense), net	(4,544)	(4,220)
Securities gains	3	—
Other gains (losses)	(126)	(269)
Total noninterest income	10,921	9,533	14.6%
Noninterest expenses
Salaries expense	24,035	23,078
Employee benefit expense	5,284	4,481
Occupancy and equipment expense	5,575	5,586
Merger and acquisition expenses	686	—
Intangibles amortization	447	360
Other operating expenses	14,893	14,509
Total noninterest expenses	50,920	48,014	6.1%
Income before income taxes	21,757	20,150	8.0%
Income taxes	7,281	6,918	5.2%
Net income	14,476	13,232	9.4%

Preferred stock dividends	(117)	(429)

Net income available to common shareholders	$14,359	12,803	12.2%

Earnings per common share – basic	$0.72	0.65	10.8%
Earnings per common share – diluted	0.70	0.63	11.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$61,733	59,308
Tax-equivalent adjustment (1)	976	792
Net interest income, tax-equivalent	$62,709	60,100	4.3%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2016	2015	2016	2015
Return on average assets (1)	0.90%	0.76%	0.86%	0.81%
Return on average common equity (2)	8.68%	7.42%	8.33%	7.98%
Net interest margin – tax-equivalent (3)	4.21%	4.15%	4.14%	4.17%
Net charge-offs to average loans – non-covered	0.18%	0.81%	0.35%	0.83%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.16	0.16
Stated book value – common	17.64	16.51	17.64	16.51
Tangible book value – common	13.80	13.10	13.80	13.10
Common shares outstanding at end of period	20,087,942	19,780,017	20,087,942	19,780,017
Weighted average shares outstanding – basic	19,921,413	19,778,640	19,852,580	19,750,316
Weighted average shares outstanding – diluted	20,693,644	20,508,955	20,627,012	20,481,466

CAPITAL RATIOS
Tangible equity to tangible assets	8.39%	9.47%	8.39%	9.47%
Tangible common equity to tangible assets	8.18%	8.24%	8.18%	8.24%
Common equity tier I capital ratio	11.09%	11.44%	11.09%	11.44%
Tier I leverage ratio	10.38%	11.29%	10.38%	11.29%
Tier I risk-based capital ratio	13.08%	14.97%	13.08%	14.97%
Total risk-based capital ratio	14.10%	16.23%	14.10%	16.23%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,373,476	3,199,270	$3,352,984	3,196,920
Loans	2,565,791	2,389,735	2,547,054	2,390,403
Earning assets	3,064,959	2,901,770	3,046,867	2,906,251
Deposits	2,805,905	2,667,649	2,790,648	2,668,311
Interest-bearing liabilities	2,296,225	2,180,746	2,299,835	2,195,524
Shareholders’ equity	358,586	394,699	354,035	393,436

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015

Net interest income – tax-equivalent (1)	$32,055	30,654	30,476	30,805	30,007
Taxable equivalent adjustment (1)	517	459	423	419	402
Net interest income	31,538	30,195	30,053	30,386	29,605
Provision for loan losses – non-covered	489	1,621	636	267	1,001
Provision (reversal) for loan losses – covered	(770)	(1,363)	(679)	(1,681)	(160)
Noninterest income	5,919	5,002	5,725	3,506	5,004
Noninterest expense	26,147	24,773	25,503	24,614	24,300
Income before income taxes	11,591	10,166	10,318	10,692	9,468
Income tax expense	3,952	3,329	3,521	3,687	3,224
Net income	7,639	6,837	6,797	7,005	6,244
Preferred stock dividends	(59)	(58)	(37)	(137)	(212)
Net income available to common shareholders	7,580	6,779	6,760	6,868	6,032

Earnings per common share – basic	0.38	0.34	0.34	0.35	0.30
Earnings per common share – diluted	0.37	0.33	0.33	0.34	0.30

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At June 30, 2016	At March 31, 2016	At Dec. 31, 2015	At June 30, 2015	One Year Change
Assets
Cash and due from banks	$58,956	52,393	53,285	75,151	(21.5%	)
Interest bearing deposits with banks	189,547	149,201	213,983	103,241	83.6%
Total cash and cash equivalents	248,503	201,594	267,268	178,392	39.3%

Investment securities	361,835	395,625	320,224	379,695	(4.7%	)
Presold mortgages	4,104	3,102	4,323	4,934	(16.8%	)

Loans – non-covered	2,519,747	2,439,830	2,416,285	2,298,955	9.6%
Loans – covered by FDIC loss share agreements	78,387	99,523	102,641	113,824	(31.1%	)
Total loans	2,598,134	2,539,353	2,518,926	2,412,779	7.7%
Allowance for loan losses – non-covered	(24,949)	(25,249)	(26,784)	(30,155)	(17.3%	)
Allowance for loan losses – covered	(1,074)	(1,399)	(1,799)	(1,935)	(44.5%	)
Total allowance for loan losses	(26,023)	(26,648)	(28,583)	(32,090)	(18.9%	)
Net loans	2,572,111	2,512,705	2,490,343	2,380,689	8.0%

Premises and equipment	76,991	75,268	74,559	75,087	2.5%
FDIC indemnification asset	5,157	6,704	8,439	11,982	(57.0%	)
Intangible assets	77,153	69,361	67,171	67,532	14.2%
Foreclosed real estate – non-covered	10,221	8,767	9,188	9,954	2.7%
Foreclosed real estate – covered	385	1,569	806	1,945	(80.2%	)
Bank-owned life insurance	73,098	72,594	72,086	56,175	30.1%
Other assets	36,988	35,677	47,658	45,134	(18.0%	)
Total assets	$3,466,546	3,382,966	3,362,065	3,211,519	7.9%

Liabilities
Deposits:
Non-interest bearing checking accounts	$709,887	679,228	659,038	614,619	15.5%
Interest bearing checking accounts	636,316	607,617	626,878	553,918	14.9%
Money market accounts	638,125	665,291	636,692	576,360	10.7%
Savings accounts	197,445	194,573	186,616	184,786	6.9%
Brokered deposits	95,242	71,128	76,412	58,534	62.7%
Other time deposits > $100,000	319,267	322,607	329,819	342,024	(6.7%	)
Other time deposits	275,738	286,377	295,830	322,886	(14.6%	)
Total deposits	2,872,020	2,826,821	2,811,285	2,653,127	8.3%

Borrowings	206,394	186,394	186,394	176,394	17.0%
Other liabilities	26,518	19,919	22,196	16,609	59.7%
Total liabilities	3,104,932	3,033,134	3,019,875	2,846,130	9.1%

Shareholders’ equity
Preferred stock	7,287	7,287	7,287	38,787	(81.2%	)
Common stock	139,832	135,318	133,393	133,061	5.1%
Retained earnings	216,223	210,250	205,060	194,600	11.1%
Accumulated other comprehensive income (loss)	(1,728)	(3,023)	(3,550)	(1,059)	63.2%
Total shareholders’ equity	361,614	349,832	342,190	365,389	(1.0%	)
Total liabilities and shareholders’ equity	$3,466,546	3,382,966	3,362,065	3,211,519	7.9%

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015

Yield on loans	4.83%	4.70%	4.69%	4.83%	4.86%
Yield on securities – tax-equivalent (1)	3.06%	3.26%	2.99%	2.75%	2.80%
Yield on other earning assets	0.61%	0.54%	0.36%	0.43%	0.50%
Yield on all interest earning assets	4.45%	4.32%	4.29%	4.38%	4.38%

Rate on interest bearing deposits	0.25%	0.25%	0.24%	0.24%	0.26%
Rate on other interest bearing liabilities	1.20%	1.18%	1.05%	1.09%	1.04%
Rate on all interest bearing liabilities	0.32%	0.33%	0.31%	0.31%	0.30%
Total cost of funds	0.25%	0.25%	0.24%	0.24%	0.24%

Net interest margin – tax-equivalent (2)	4.21%	4.07%	4.05%	4.14%	4.15%
Average prime rate	3.50%	3.50%	3.29%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015

Interest income – increased by accretion of loan discount (1)	$1,676	1,055	854	1,205	1,135
Impact on net interest income	$1,676	1,055	854	1,205	1,135

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015

Non-covered nonperforming assets
Nonaccrual loans	$33,781	35,741	39,994	42,347	44,123
Troubled debt restructurings - accruing	25,826	27,055	28,011	29,250	32,059
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	59,607	62,796	68,005	71,597	76,182
Foreclosed real estate	10,221	8,767	9,188	9,304	9,954
Total non-covered nonperforming assets	$69,828	71,563	77,193	80,901	86,136

Covered nonperforming assets (1)
Nonaccrual loans	$4,194	5,670	7,816	5,373	7,378
Troubled debt restructurings - accruing	3,445	3,459	3,478	3,825	3,910
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	7,639	9,129	11,294	9,198	11,288
Foreclosed real estate	385	1,569	806	1,569	1,945
Total covered nonperforming assets	$8,024	10,698	12,100	10,767	13,233

Total nonperforming assets	$77,852	82,261	89,293	91,668	99,369
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.05%	0.35%	0.23%	0.10%	0.80%
Nonperforming loans to total loans	2.59%	2.83%	3.15%	3.26%	3.63%
Nonperforming assets to total assets	2.25%	2.43%	2.66%	2.80%	3.09%
Allowance for loan losses to total loans	1.00%	1.05%	1.13%	1.21%	1.33%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.18%	0.52%	0.33%	0.38%	0.81%
Non-covered nonperforming loans to non-covered loans	2.37%	2.57%	2.81%	3.01%	3.31%
Non-covered nonperforming assets to total non-covered assets	2.06%	2.18%	2.37%	2.56%	2.78%
Allowance for loan losses (non-covered) to non-covered loans	0.99%	1.03%	1.11%	1.19%	1.31%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015

Net interest income, as reported	$31,538	30,195	30,053	30,386	29,605
Tax-equivalent adjustment	517	459	423	419	402
Net interest income, tax-equivalent (A)	$32,055	30,654	30,476	30,805	30,007
Average earning assets (B)	$3,064,959	3,028,775	2,982,356	2,951,638	2,901,770
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.21%	4.07%	4.05%	4.14%	4.15%

Net interest income, tax-equivalent	$32,055	30,654	30,476	30,805	30,007
Loan discount accretion	1,676	1,055	854	1,205	1,135
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$30,379	29,599	29,622	29,600	28,872
Average earnings assets (B)	$3,064,959	3,028,775	2,982,356	2,951,638	2,901,770
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.99%	3.93%	3.94%	3.98%	3.99%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At June 30, 2016, the Company had a remaining loan discount balance of $12.4 million compared to $17.6 million at June 30, 2015. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.